FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-61413



      NINETEENTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Nineteenth Prospectus Supplement (the "Nineteenth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement"), the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus"), the Twelfth Prospectus Supplement dated February 12, 1999 (the "Twelfth Prospectus Supplement"), the Thirteenth Prospectus Supplement dated March 2, 1999 (the "Thirteenth Prospectus Supplement"), the Fourteenth Prospectus Supplement dated March 25, 1999 (the "Fourteenth Prospectus Supplement"), the Fifteenth Prospectus Supplement dated April 27, 1999 (the "Fifteenth Prospectus"), the Sixteenth Prospectus Supplement dated June 16, 1999 (the "Sixteenth Prospectus Supplement"), the Seventeenth Prospectus Supplement dated July 6, 1999 (the "Seventeenth Prospectus Supplement") and Eighteenth
Prospectus Supplement dated July 8, 1999 (the "Eighteenth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third


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Prospectus Supplement,  the Fourth Prospectus  Supplement,  the Fifth Prospectus
Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth
Prospectus  Supplement,   the  Eleventh  Prospectus   Supplement,   the  Twelfth
Prospectus  Supplement,  the Thirteenth  Prospectus  Supplement,  the Fourteenth
Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement and the Eighteenth Prospectus Supplement are hereby supplemented to reflect (i) the gift made by Mark A. Wolfson to Stanford University in the amount of 1,000 shares, (ii) the gift made by Thomas C.K. Yuen to UCI Foundation in the amount of 1,315 shares and (iii) the gift made by Safi Quershey Family Trust to Pomona College in the amount of 700 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement and the Eighteenth Prospectus Supplement. This Nineteenth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth
Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement and the Eighteenth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth
Prospectus  Supplement,   the  Eleventh  Prospectus   Supplement,   the  Twelfth
Prospectus  Supplement,  the Thirteenth  Prospectus  Supplement,  the Fourteenth
Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement and the Eighteenth Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement and the Eighteenth Prospectus Supplement. Capitalized terms used in this Nineteenth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.




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       THE DATE OF THIS NINETEENTH PROSPECTUS SUPPLEMENT IS JULY 19, 1999

                              SELLING STOCKHOLDERS

         On July 12, 1999, one thousand (1,000) of the Shares beneficially owned by Mark A. Wolfson reflected in the Prospectus and the supplements thereto were gifted to Stanford University. On June 25, 1999, one thousand three hundred fifteen (1,315) of the Shares beneficially owned by Thomas C.K. Yuen reflected in the Prospectus and the supplements thereto were gifted to UCI Foundation. On July 3, 1999, seven hundred (700) of the Shares beneficially owned by Safi Quershey Family Trust reflected in the Prospectus and the supplements thereto were gifted to Pomona College. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.





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